EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Deseo Swimwear Inc. on Form S-1 (Amendment No.3) (File No. 333-249308) of our report dated April 14, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Deseo Swimwear Inc. as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, which report appears in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum LLP

Houston, Texas

November 6, 2020

Marcum LLP	■	6002 Rogerdale Road	■	Suite 300	■	Houston, Texas 77072	■	Phone 281.223.5500	■	Fax 281.223.5501	■	www.marcumllp.com